For more information, contact:	Judi Vitale, CFO judiv@firstwave.net 770-431-1206

Firstwave Reports Fourth Quarter and Full Year Results for 2004

ATLANTA, GA (February 8, 2005) - Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading provider of industry-focused CRM solutions, is announcing today its financial results for the fourth quarter and for the year ended December 31, 2004. The Company reported its first quarter-over-quarter increase in cash balance since the fourth quarter of 2002, not including the effects of cash received from the issuance of preferred stock in the second quarter of 2004. The Company reported a cash balance of $1,286,000, after repaying its bank line of credit, compared to a balance of $1,273,000 as of September 30, 2004, which included $500,000 in borrowings under the bank line.

The Company’s net loss for the fourth quarter of 2004 was $1,968,000 compared to a net loss of $640,000 for the fourth quarter of 2003. The basic net loss per share was $0.73 for the fourth quarter of 2004 compared with basic net loss of $0.24 per share for the fourth quarter of 2003.

One-time write-offs amounting to approximately $951,000, or $0.35 per share, were taken in the fourth quarter of 2004, including the expensing of the discontinuance of certain products and other surplus third party products. The Company also recorded a charge for unused office space of approximately $153,000, or $0.06 per share.

Software license revenues for the fourth quarter of 2004 decreased 19.4% to $646,000 compared with $801,000 for the fourth quarter of 2003. Services revenues for the fourth quarter of 2004 were $401,000 compared to $721,000 in the fourth quarter of 2003, representing a 44.4% decrease. The Company’s total maintenance revenues for the fourth quarter of 2004 decreased 10.0% to $649,000 from $721,000 for the fourth quarter of the prior year. Total revenues for the fourth quarter of 2004 were $1,708,000 compared with $2,264,000 for the fourth quarter of 2003, representing a 24.6% decrease.

For the full year 2004, software license revenues decreased 39.2% to $2,322,000 compared with $3,820,000 for the full year 2003. Services revenues in 2004 were $2,316,000 compared to $5,423,000 in 2003, representing a 57.3% decrease. The Company’s total maintenance revenues in 2004 increased 2.1% to $2,662,000 from $2,608,000 for the prior year. Total revenues for 2004 were $7,400,000 compared with $11,904,000 for 2003, representing a 37.8% decrease. For the full year 2004, net loss was $4,143,000, or $1.54 per basic share, as compared to a net loss of $996,000, or $0.39 loss per basic share, for the year ended December 31, 2003.

“While we are disappointed in our results for the quarter and the year, we feel we have made progress and have learned from our experiences in the Sports market,” said Richard T. Brock, Firstwave chairman and CEO. “We will focus our efforts in areas where we have had clear success. We go into 2005 with a strong pipeline of prospects in both the High Technology and Sports Markets and with a strong backlog of professional services from customers.”

Firstwave will hold its fourth quarter and full year earnings conference call today, February 8, 2005, at 4:45 P.M. EST. To participate in the call from the United States and Canada, please dial 866-238-1640 approximately five minutes prior to the start time. To participate in the call from outside the United States and Canada, please dial 703-639-1161 five minutes prior to the start time. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and can be accessed by dialing 888-266-2081 from inside the United States and Canada and 703-925-2533 from outside the United States and Canada and entering the Conference passcode 641525.

The call also will be simultaneously broadcast live over the Internet, where it can be accessed at http://viavid.net/dce.aspx?sid=00002229 or www.firstwave.net beginning at 4:30 P.M. EST. The online archive of the broadcast will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for the Sports and High Tech industries. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2005 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

Consolidated Statement of Operations	For the		For the
	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	(unaudited)
	2003	2004	2003	2004

Revenues	$2,264	$1,708	$11,904	$7,400

Operating loss	(581)	(1,924)	(799)	(3,905)

Loss before income taxes	(584)	(1,897)	(774)	(3,888)

Loss after taxes	$(584)	$(1,897)	$(775)	$(3,888)

Dividends on preferred stock	(56)	(71)	(221)	(255)

Net loss applicable to
common shareholders	$(640)	$(1,968)	$(996)	$(4,143)

Basic:
Loss per share	$(0.24)	$(0.73)	$(0.39)	$(1.54)
Weighted average shares	2,672	2,694	2,572	2,682

Diluted:
Loss per share	$(0.24)	$(0.73)	$(0.39)	$(1.54)
Weighted average shares	2,672	2,694	2,572	2,682

Consolidated Balance Sheet	Dec 31,	Dec 31,
	2003	2004

Cash	$2,704	$1,286
AR and other current assets	2,221	1,170
Total current assets	$4,925	$2,456

Long term assets	6,882	4,567

Total assets	$11,807	$7,023

Current liabilities	$3,438	$2,424
Shareholders' equity	8,369	4,599

Total liabilities and shareholders' equity	$11,807	$7,023